Exhibit 99.1

FOR IMMEDIATE RELEASE August 6, 2010

Investor Contact: Martie Edmunds Zakas

Sr. Vice President – Strategy, Corporate Development &

Communications

770-206-4237

mzakas@muellerwp.com

Media Contact: John Pensec

Director – Corporate Communications & Public Affairs

770-206-4240

jpensec@muellerwp.com

Paul Ciolino Named President of U.S. Pipe

ATLANTA – Paul Ciolino has been named president of United States Pipe and Foundry Company (U.S. Pipe). He replaces Raymond Torok who is retiring from that position.

U.S. Pipe is a subsidiary of Mueller Water Products, Inc. (NYSE: MWA), a leading provider of products and services used in water distribution networks and water treatment facilities.

“We are excited to have someone of Paul’s stature join U.S. Pipe,” said Gregory E. Hyland, chairman, president and chief executive officer of Mueller Water Products. “Paul understands the water infrastructure and ductile iron pipe industries, and he already has strong relationships with water system customers and distributors.”

Hyland added, “I want to thank Ray for his many contributions to U.S. Pipe. He led the Company through some very challenging economic conditions and ensured that it remained competitive and well-positioned for when the market turns around. He was the driving force behind our automated ductile iron pipe manufacturing operation, which has been recognized for its innovation and efficiency and which, we believe, represents the future of the ductile iron pipe industry.”

Ciolino brings more than 25 years of experience to his new position with U.S. Pipe, most recently as president of Griffin Pipe Products Co. Inc. Ciolino joined Griffin in 2002 as vice president of marketing and was named president of the Illinois-based ductile iron pipe manufacturer later that year. Griffin Pipe is a subsidiary of AMSTED Industries, Inc.

“U.S. Pipe has consistently led the industry in innovation and quality, and we have a tremendous opportunity to strengthen our leadership position,” said Ciolino. “I look forward to helping U.S. Pipe continue its long tradition of innovation and service as the United States continues to rebuild our aging water infrastructure.”

Prior to Griffin Pipe Products, Ciolino was managing director of ASF-Keystone Europe, an engineered products and metals manufacturing business supplying energy absorbing devices to European railways. Ciolino received his Bachelor of Science degree in mechanical engineering from Cornell University and his Master of Business Administration degree from Rutgers University.

Safe Harbor Statement

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding general economic conditions, and the impact of these factors on our businesses. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•	the demand level of manufacturing and construction activity;

•	our ability to service our debt obligations; and

•	the other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we file this press release, except as required by law.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. manufactures and markets products and services that are used in the transmission and distribution of safe, clean drinking water and in water treatment facilities. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the residential and non-residential construction industries. With latest 12 months net sales through June 30, 2010 of $1.4 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 5,000 people. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol MWA. For more information about Mueller Water Products, Inc., please visit the Company’s Web site at http://www.muellerwaterproducts.com/.

1200 Abernathy Road, N.E. | Suite 1200 | Atlanta, GA 30328

www.muellerwaterproducts.com